UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2010 (May 27, 2010)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789 1160 Brussels, Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ		08855-6820
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2010, the Board of Directors approved the following modifications to the compensation arrangements for the following executive officers:

•

The Board increased the base salary of Jacques Esculier, the Chairman of the Board and Chief Executive Officer, from $800,000 to $900,000 and increased his target annual bonus amount from 90% of his base salary to 100% of his base salary; and

•	The Board increased the base salary of Nikhil M. Varty, the Vice President of Compression and Braking, from $303,000 to $350,000.

These changes will take effect on July 1, 2010.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s Annual Meeting of Stockholders was held on May 27, 2010. A total of 60,196,583 (93.56%) of the Company’s issued and outstanding common shares held of record on April 6, 2010 were present either in person or by proxy. The information below is a summary of the voting results on the proposals considered and voted upon at the meeting.

Election of Directors

The following persons were duly elected as directors of the Company for new terms which will expire at the Company’s Annual Meeting of Stockholders in 2013, or until their successors are duly elected and qualified. The table below sets forth the voting results for each nominee:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Jacques Esculier	55,382,566	1,655,415	3,158,602
Kenneth J. Martin	56,597,337	440,644	3,158,602
Donald J. Stebbins	56,597,318	440,663	3,158,602

Ratification of Auditors

At the Annual Meeting of Stockholders, the Company’s stockholders ratified the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Set forth below is the result of the stockholder vote on this proposal:

Proposal	Votes For	Votes Against	Abstentions	Broker Non-Votes
Ratification of Accountants for 2010 Fiscal Year	59,875,427	315,102	6,054	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2010	WABCO HOLDINGS INC.

	By:	/s/ Alfred Farha
Name: Alfred Farha
Title: Chief Legal Officer and Secretary